EXHIBIT 7(e)


                            August 24, 2001


State Street Bank and Trust Company
225 Franklin Street
Boston, MA  02110

     Re: Custodian Contract dated June 6, 1994 by and between Martin Currie Business Trust and State Street Bank and Trust Company (as amended, the "Agreement")
          -------------------------------------------------------------------

Ladies and Gentlemen:

         Martin Currie Business Trust (the "Trust") hereby notifies you pursuant to Section 17 of the Agreement that it has established an additional series of shares, namely, the "MCBT Pan European Mid Cap Fund" (the "New Fund"). The Trust desires that you serve as custodian of the assets of the New Fund under the terms of the Agreement.

         If you agree to so serve as custodian for the New Fund, kindly sign and return to the Trust the enclosed counterpart hereof, whereupon the New Fund shall be deemed a "Portfolio" under the Agreement. This letter agreement shall constitute an amendment to the Agreement and, as such, a binding agreement between the Trust and you in accordance with its terms.

                                            Very truly yours,

                                            MARTIN CURRIE BUSINESS TRUST


                                            By:  /s/ Timothy J.D. Hall
                                               ------------------------------
                                                 Name:     Timothy J.D. Hall
                                                 Title:    Director


The foregoing is hereby accepted and agreed.

STATE STREET BANK AND TRUST COMPANY


By: /s/ Joseph L. Hooley
    ---------------------------------------
     Name:   Joseph L. Hooley
     Title:  Executive Vice President

Effective as of September 1, 2001